Exhibit 10.59
SECOND AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Second Amendment"), dated as of August 29, 2005, is made and entered into by and between DIODES INCORPORATED, a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

RECITALS:

A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of February 27, 2003, as amended by (i) that certain First Amendment dated as of July 6, 2004 and (ii) that certain extension letter dated May 26, 2005 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend various credit facilities to Borrower in the amounts provided for therein.

B. On May 27, 2005, Bank issued, for the account of Borrower, and in favor of Banque Et Caisse D’Epargne De L’Etat, Luxembourg, as beneficiary, that certain Irrevocable Standby Letter of Credit, bearing no. 306S236359, in the original face amount of One Hundred Fifteen Thousand Five Hundred Euros (Euro 115,500) (as at any time amended, the “Existing Standby Letter of Credit”). The Existing Standby Letter of Credit has a current expiry date of May 30, 2006.

C. Borrower has requested that Bank agree to (i) increase the amount of the Revolving Credit Commitment from Seven Million Five Hundred Thousand Dollars ($7,500,000) to Twenty Million Dollars ($20,000,000), (ii) extend the Revolving Credit Commitment Termination Date from August 29, 2005 to August 29, 2008, (iii) make a standby letter of credit sublimit of the Revolving Credit Commitment available to Borrower, which shall provide for the issuance by Bank, for the account of Borrower, of one or more irrevocable standby letters of credit in the aggregate face amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000), and (iv) amend the Agreement in certain other respects. Bank is willing to so amend the Agreement, subject, however, to the terms and conditions of this Second Amendment.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2. Amendments to Section 1 of the Agreement.

(a) Section 1 of the Agreement is hereby amended by adding a definition of “Acquisition” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Acquisition’ shall mean any transaction, or any series of related transactions, consummated after the effective date of this Agreement, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (b) acquires control of the securities of a Person engaged in an ongoing business representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than fifty percent (50%) of the ownership interest in any Person engaged in an ongoing business that is not managed by a board of directors or other governing body.”

(b) The definition of “Capital Expenditures Maintenance Amount” appearing in Section 1 of the Agreement is hereby deleted in its entirety.

(c) The definition of “Current Ratio” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“’Current Ratio’ shall mean, as of the last day of any fiscal quarter, calculated for Borrower and its Subsidiaries (other than any Foreign Subsidiaries) on a consolidated basis, the ratio of (a) current assets as of such date, less intercompany Indebtedness, to (b) current liabilities as of such date, less intercompany Indebtedness, in each case as determined in accordance with GAAP. For the purpose of calculating current liabilities hereunder, the aggregate principal amount of those Revolving Loans outstanding under the Revolving Credit Commitment as of such date, the proceeds of which were paid as consideration in connection with any Permitted Acquisition, shall not be considered to be current liabilities.”

(d) The definition of “Debt Service” appearing in Section 1 of the Agreement is hereby deleted in its entirety.

(e) The definition of “Fixed Charge Coverage Ratio” appearing in Section 1 of the Agreement is hereby deleted in its entirety.

(f) The definition of “Guarantor Loan” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“’Guarantor Loan’ shall mean that certain term loan previously made by Bank to Guarantor in the original principal amount of Five Million Dollars ($5,000,000), which is evidenced by the Guarantor Note and covered by the terms and conditions of that certain Covenant Agreement dated August 29, 2005, by and between Guarantor and Bank.”

(g) The definition of “Guarantor Note” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“’Guarantor Note’ shall mean that certain replacement term note dated August 29, 2005, issued by Guarantor in favor of Bank in the original principal amount of Five Million Dollars ($5,000,000), together with any and all amendments, extensions, reissuances, renewals or replacements thereof.”

(h) Section 1 of the Agreement is hereby further amended by adding a definition of “Interest Expense” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Interest Expense’ shall mean, as of the last day of each fiscal quarter, the interest expense of Borrower and its Subsidiaries paid or payable during the four (4) consecutive fiscal quarters ended on such date.”

(i) Section 1 of the Agreement is hereby further amended by adding a definition of “Interest Expense Coverage Ratio” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Interest Expense Coverage Ratio’ shall mean, as of the date of calculation, calculated for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) (i) EBITDA for the applicable fiscal period minus (ii) the Capital Expenditures paid or payable during such applicable fiscal period minus (iii) federal and state income tax expense during such applicable fiscal period minus (iv) the aggregate amount of dividends declared or paid by Borrower and its Subsidiaries during such applicable fiscal period minus (v) the aggregate amount paid by Borrower and its Subsidiaries to their shareholders in respect of treasury stock during such applicable fiscal period to (b) Interest Expense for such applicable fiscal period.”

(j) The definition of “Net Profit After Taxes” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“’Net Profit After Taxes’ shall mean, for any fiscal period, the after-tax income of Borrower and its Subsidiaries for such fiscal period, as determined in accordance with GAAP. For the purposes of determining Borrower's compliance with Section 7.8 hereof, 'Net Profit After Taxes' shall not include any income adjustments required as a result of the recent GAAP pronouncement on goodwill.”

(k) Section 1 of the Agreement is hereby further amended by adding a definition of “Net Profit Before Taxes” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Net Profit Before Taxes’ shall mean, for any fiscal period, the pre-tax income of Borrower and its Subsidiaries for such fiscal period, as determined in accordance with GAAP. For the purposes of determining Borrower's compliance with Section 6.8 hereof, 'Net Profit Before Taxes' shall not include any income adjustments required as a result of the recent GAAP pronouncement on goodwill.”

(l) Section 1 of the Agreement is hereby further amended by adding a definition of “Permitted Acquisition” thereto in the appropriate alphabetical order, which shall read in full as follows:

"’Permitted Acquisition’ shall mean any Acquisition by Borrower or any of its Subsidiaries (as applicable, the ‘acquiror’) of another Person, or the business or assets of such Person, engaged in a line of business comparable or complementary to the Business (the ‘target’), provided that: (a) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (b) such Acquisition shall have been approved by the board of directors or the owners of the target; (c) the pro-forma balance sheets as of the date of such Acquisition (including pro-forma financial covenants) provided by Borrower to Bank shall have demonstrated that, after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Sections 6.5, 6.6, 6.7 and 6.8, inclusive, of this Agreement; (d) if the aggregate cash consideration paid by acquiror in connection with any single Acquisition exceeds Ten Million Dollars ($10,000,000) or if the aggregate cash and non-cash consideration paid by acquiror in connection with any single Acquisition exceeds Thirty Million Dollars ($30,000,000), Borrower shall have delivered to Bank, no later than fifteen (15) days prior to the effective date of such Acquisition, a pro-forma compliance certificate of Borrower’s chief financial officer or controller, demonstrating that after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Sections 6.5, 6.6, 6.7 and 6.8, inclusive, of this Agreement; and (e) after giving effect to such Acquisition, the Leverage Ratio, as determined on a pro-forma basis, shall not be greater than 2.0 to 1.0.”

(m) Paragraph (d) contained in the definition of “Permitted Indebtedness” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“(d) Indebtedness of Borrower or any of its Subsidiaries incurred to finance the purchase of equipment constituting a Capital Expenditure;”

(l) Paragraph (g) contained in the definition of “Permitted Indebtedness” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

“(g) lease obligations of Borrower or any of its Subsidiaries;”

(n) Section 1 of the Agreement is hereby further amended by adding a definition of “Second Amendment” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Second Amendment’ shall mean that certain Second Amendment dated as of August 29, 2005, by and between Borrower and Bank.”

(o) Section 1 of the Agreement is hereby further amended by adding the definitions of “Standby Letter of Credit Agreements” and “Standby Letter of Credit Agreement” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Standby Letter of Credit Agreements’ and ‘Standby Letter of Credit Agreement’ shall mean, respectively, (a) the irrevocable standby letter of credit applications and agreements, each on Bank’s standard form therefor, executed by Borrower in connection with the issuance by Bank of the Standby Letters of Credit for the account of Borrower, and (b) any one of such Standby Letter of Credit Agreements.”

(p) Section 1 of the Agreement is hereby further amended by adding the definition of “Standby Letter of Credit Sublimit” thereto in the appropriate alphabetical order, which shall read in full as follows:

“‘Standby Letter of Credit Sublimit’ shall have the meaning assigned to such term in Section 2.1A hereof.”

(q) Section 1 of the Agreement is hereby further amended by adding the definitions of “Standby Letters of Credit” and “Standby Letter of Credit” thereto in the appropriate alphabetical order, which shall read in full as follows:

“’Standby Letters of Credit’ and ‘Standby Letter of Credit’ shall have the meanings assigned to those terms in Section 2.1A hereof.”

3. Amendments to Section 2 of the Agreement.

(a) Section 2.1 of the Agreement is hereby amended by substituting the date “August 29, 2008” for the date “August 29, 2005” appearing in the second line thereof. Accordingly, from and after the effective date of this Second Amendment, the Revolving Credit Commitment Termination Date shall be August 29, 2008.

(b) Section 2.1 of the Agreement is hereby further amended by substituting the amount “Twenty Million Dollars ($20,000,000)” for the amount “Seven Million Five Hundred Thousand Dollars ($7,500,000)” appearing in the seventh and eighth lines thereof.

(c) Section 2 of the Agreement is hereby further amended by adding a new Section 2.1A thereto, which shall read in full as follows:

“2.1A Standby Letter of Credit Sublimit. Subject to the terms and conditions of this Agreement, and as a sublimit of the Revolving Credit Commitment, during the period from the effective date of the Second Amendment to this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Event of Default then has occurred and is continuing, and no event has occurred which, with the giving of notice or the lapse of time, or both, would become an Event of Default, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (collectively, the ‘Standby Letters of Credit,’ and individually, a ‘Standby Letter of Credit’) upon Borrower’s request. Borrower and Bank specifically agree that the sum of (a) the aggregate amount available to be drawn under all outstanding Standby Letters of Credit plus (b) the aggregate amount of unpaid reimbursement obligations under drawn Standby Letters of Credit shall not exceed Five Million Dollars ($5,000,000) at any one time (the ‘Standby Letter of Credit Sublimit’) and shall reduce, Dollar for Dollar, the amount available to be borrowed under the Revolving Credit Commitment. Each Standby Letter of Credit shall be issued for any purpose acceptable to Bank, in its sole and absolute discretion. Each Standby Letter of Credit shall be drawn on such terms and conditions as may be acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form Standby Letter of Credit Agreement in connection therewith. No Standby Letter of Credit shall have an expiration date more than two (2) years from its date of issuance or shall expire later than thirty (30) days after the Revolving Credit Commitment Termination Date. Notwithstanding anything to the contrary contained hereinabove, the Existing Standby Letter of Credit shall be treated as a utilization of the Standby Letter of Credit Sublimit and the Revolving Credit Commitment.”

(d) Section 2.4 of the Agreement is hereby amended to read in full as follows:

“2.4 Purposes of the Credit.

“(a) The proceeds of the Revolving Loans shall be used for Borrower’s domestic working capital purposes and in connection with Permitted Acquisitions. Without limiting the generality of the foregoing sentence, Borrower shall not use the proceeds of any Revolving Loan directly or indirectly to finance the overseas operations or Capital Expenditures of Borrower or any of its Subsidiaries or to repay or prepay any Subordinated Indebtedness.

“(b) Each Standby Letter of Credit shall be issued by Bank for a purpose permitted by Section 2.1A hereinabove.”

(e) Section 2.11 of the Agreement, which relates to the Revolving Credit Commitment Unused Fee, is hereby deleted in its entirety.

4. Amendments to Section 6 of the Agreement.

(a) Section 6.4(a) of the Agreement is hereby amended to read in full as follows:

“(a) Quarterly Financial Statements. Within forty-five (45) days after the close of each fiscal quarter (or such later date, in the event that Borrower furnishes Bank, on or before such due date, with a copy of the written approval of the Securities and Exchange Commission, showing that the Securities and Exchange Commission has approved the filing thereof on or before such later date), except for the last fiscal quarter of each fiscal year, a copy of the unaudited consolidated Financial Statements of Borrower and its Subsidiaries, on Form 10-Q, as of the close of such fiscal quarter, prepared in accordance with GAAP (except that such unaudited Financial Statements need not include footnotes and other informational disclosures);”

(b) Section 6.4(b) of the Agreement is hereby amended to read in full as follows:

“(b) Annual Financial Statements. Within one hundred twenty (120) days after the close of each fiscal year of Borrower (or such later date, in the event that Borrower furnishes Bank, on or before such due date, with a copy of the written approval of the Securities and Exchange Commission, showing that the Securities and Exchange Commission has approved the filing thereof on or before such later date), a copy of the consolidated Financial Statements of Borrower and its Subsidiaries, on Form 10-K, as of the close of such fiscal year, prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank;”

(c) Section 6.4 of the Agreement is hereby further amended by deleting the word “and” appearing at the end of subparagraph (d), relettering subparagraph (e) as subparagraph (f), and adding a new subparagraph (e) thereto, which shall read in full as follows:

“(e) Within one hundred twenty (120) days after the close of each fiscal year of Borrower, consolidated financial projections for Borrower and its Subsidiaries for the following fiscal year, prepared by Borrower in form and substance acceptable to Bank; and”

(d) Section 6.5 of the Agreement is hereby amended to read in full as follows:

“6.5 Leverage Ratio. Borrower and its Subsidiaries shall maintain a Leverage Ratio of not greater than 2.25 to 1.0 as of the last day of each fiscal quarter.”

(e) Section 6.6 of the Agreement is hereby amended to read in full as follows:

“6.6 Interest Expense Coverage Ratio. Borrower and its Subsidiaries shall maintain an Interest Expense Coverage Ratio of not less than 2.0 to 1.0 as of the last day of each fiscal quarter.”

(f) Section 6.7 of the Agreement is hereby amended to read in full as follows:

“6.7 Current Ratio. Borrower and its Subsidiaries (other than any Foreign Subsidiaries) shall maintain a Current Ratio of not less than 1.0 to 1.0 as of the last day of each fiscal quarter.”

(g) Section 6.8 of the Agreement is hereby amended to read in full as follows:

“6.8 Net Profit Before Taxes. As of the last day of each fiscal quarter, Borrower and its Subsidiaries shall achieve average Net Profit Before Taxes, for the two (2) consecutive fiscal quarters ended on such date, of not less than One Dollar ($1).”

5. Amendments to Section 7 of the Agreement.

(a) Section 7.5 of the Agreement is hereby amended to read in full as follows:

“7.5 Liquidation or Merger. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower shall not, and shall not permit any of its Subsidiaries to, liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or purchase or lease all or the greater part of the assets or business of another Person; provided, however, that nothing contained herein shall be deemed to prohibit or otherwise restrict Borrower or any of its Subsidiaries from making a Permitted Acquisition.”

(b) Section 7.7 of the Agreement is hereby amended to read in full as follows:

“7.7 Investments. Borrower shall not purchase the debt or equity of another Person except (a) for savings accounts and certificates of deposit of Bank and (b) for direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's Investors Service, Inc. or the Standard & Poor's Ratings Division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase, and (c) in connection with Permitted Acquisitions.”

(c) Section 7.8 of the Agreement is hereby amended to read in full as follows:

“7.8 Payment of Dividends. Except for dividends paid by foreign Subsidiaries of Borrower to Borrower and the other shareholders of Subsidiaries, Borrower shall not declare or pay, or permit any of its Subsidiaries to declare or pay, directly or indirectly, during any fiscal year, any dividends, in cash, return of capital or any other form (other than dividends payable in its own common stock), or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding, if the aggregate amount of such dividends and distributions so declared, paid, made or authorized during such fiscal year shall exceed an amount equal to fifty percent (50%) of Net Profit After Taxes for such fiscal year.”

(d) Section 7.10 of the Agreement is hereby amended to read in full as follows:

“7.10 [Intentionally Deleted].”

(e) Section 7.12 of the Agreement is hereby deleted in its entirety.

6. Effectiveness of this Second Amendment. This Second Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a) A counterpart of this Second Amendment, duly executed by Borrower and acknowledged by Guarantor where indicated hereinbelow;

(b) A replacement Revolving Note, on Bank’s standard form or otherwise in form and substance acceptable to Bank and its counsel, duly executed by Borrower;

(c) An Authorization to Disburse, on Bank’s standard form, duly executed by Borrower, authorizing Bank to disburse the proceeds of Revolving Loans under the replacement Revolving Note issued pursuant to this Second Amendment as provided for in the Agreement, as amended hereby;

(d) A legal fee in connection with the preparation of this Second Amendment in the sum of One Thousand Five Hundred Dollars ($1,500); and

(e) Such other documents, instruments or agreements as Bank may reasonably deem necessary.

7. Ratification.

(a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b) Upon the effectiveness of this Second Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment, and each reference in the Agreement to the “Revolving Note” or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued by Borrower in favor of Bank pursuant to this Second Amendment.

8. Representations and Warranties. Borrower represents and warrants as follows:

(a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b) The execution, delivery and performance of this Second Amendment and the execution and delivery of the replacement Revolving Note provided for herein are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;

(c) This Second Amendment is, and the replacement Revolving Note when delivered for value received will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms; and

(d) No event has occurred and is continuing or would result from this Second Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

9. Governing Law. This Second Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

10. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

“Borrower”

DIODES INCORPORATED

By: /s/ Carl C. Wertz
Carl Wertz
Chief Financial Officer

“Bank”

UNION BANK OF CALIFORNIA, N.A.

By: /s/ John Kase
Title: Vice President

Acknowledgment of Guarantor

The undersigned, as Guarantor pursuant to that certain Continuing Guaranty dated as of December 1, 2000 (the "Guaranty"), hereby consents to the foregoing Second Amendment and acknowledges and agrees, without in any manner limiting or qualifying its obligations under the Guaranty, that payment of the Obligations (as such term is defined in the Guaranty) and the punctual and faithful performance, keeping, observance and fulfillment by Borrower of all of the agreements, conditions, covenants and obligations of Borrower contained in the Agreement are and continue to be unconditionally guaranteed by the undersigned pursuant to the Guaranty.

FABTECH, INC.

By: /s/ MaryJo Parsons
Title: Secretary